Exhibit 10.2

FIRST AMENDMENT TO ADVISORY AGREEMENT OF
PHILLIPS EDISON GROCERY CENTER REIT II, INC.

This First Amendment (this “Amendment”) is made effective as of March 22, 2016, to the Advisory Agreement (the “Advisory Agreement”), dated December 3, 2015, by and among Phillips Edison Grocery Center REIT II, Inc., a Maryland corporation (the “Company”), Phillips Edison Grocery Center Operating Partnership II L.P., a Delaware limited partnership (the “Operating Partnership”), and Phillips Edison NTR II LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used but not defined herein will have the meanings ascribed to such terms in the Advisory Agreement.
WHEREAS, the Company, the Operating Partnership and the Advisor previously entered into the Advisory Agreement; and
WHEREAS, pursuant to Section 26 of the Advisory Agreement, the Company, the Operating Partnership and the Advisor desire to amend the Advisory Agreement in order to modify the terms thereof with respect to certain joint venture matters;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Advisory Agreement is hereby amended as follows:

1.	Amendments to Section 1.

a.	Section 1 of the Advisory Agreement shall be amended to add the following definitions:

“PECO Member” shall mean PECO Value Added Grocery Manager, LLC.
“TPG Joint Venture” shall mean the Joint Venture named Phillips Edison Value Added Grocery Venture, LLC by and among PECO Member, PE OP II Value Added Grocery, LLC and TPG RE II Electricity SPV, LP.

b.	The definition of “Cost of Assets” is amended as follows:

“Cost of Assets” means, with respect to a Real Estate Asset, the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs, but shall exclude Acquisition Fees associated with such Real Estate Asset. Excluded from Cost of Assets is the purchase price, Acquisition Expenses, capital expenditures and other customarily capitalized costs with respect to any Real Estate Asset held by the TPG Joint Venture or a subsidiary thereof.

c.	The definition of “Investments” is amended as follows:

“Investments” means any investments by the Company or the Operating Partnership, directly or indirectly, in Real Estate Assets, Real Estate Related Loans or any other asset, but excluding any investments in Real Estate Assets, Real Estate Related Loans or any other asset by the TPG Joint Venture or a subsidiary thereof.

d.	The definition of “Sale” or “Sales” is amended as follows:

“Sale” or “Sales” means any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets, Loan or other Investment or portion thereof, including the lease of any Real Estate Assets consisting of a building only, and including any event with respect to any Real Estate Assets that gives rise to a significant amount of insurance proceeds or condemnation awards; (ii) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all the direct or indirect interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer, member or partner; (iii) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer, member or partner sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets or portion thereof, including any event with respect to any Real Estate Assets, Loans or other Investments which gives rise to insurance claims or condemnation awards; or (iv) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its direct or indirect interest in any Real Estate Related Loans or portion thereof (including with respect to any Real Estate Related Loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments) and any event which gives rise to a significant amount of insurance proceeds or similar awards; or (v) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any other asset not previously described in this definition or any portion thereof, but not including any transaction or series of transactions specified in clauses (i) through (v) above in which the proceeds of such transaction or series of transactions are reinvested by the Company in one or more assets within 180 days thereafter.

Excluded from the foregoing definition shall be any transaction or series of transactions whereby: (i) the Company or the Operating Partnership directly or indirectly sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets, Loan or other Investment or portion thereof to the TPG Joint Venture or a subsidiary thereof; and (ii) the TPG Joint Venture directly or indirectly sells, grants, transfers, conveys, or relinquishes its direct or indirect ownership of any Real Estate Assets, Loan or other Investment or portion thereof, including any event with respect to any Real Estate Assets, Loans or other Investments which gives rise to insurance claims or condemnation awards.

2.
Indemnification on Behalf of PECO Member. The Advisor, on behalf of PECO Member, shall indemnify and hold harmless the Company and the Operating Partnership from Losses, including reasonable attorneys’ fees, to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of PECO Member’s bad faith, fraud, willful misfeasance, intentional misconduct, gross negligence or reckless disregard of its duties as Manager (as defined in the operating agreement of Phillips Edison Value Added Grocery Venture, LLC) of the TPG Joint Venture; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by PECO Member in connection with the TPG Joint Venture.

3.
Limited Effect; No Modifications. This Amendment is effective as of the date first set forth above. The amendment set forth above shall be limited precisely as written and relate solely to the provisions of the Advisory Agreement in the manner and to the extent described above. Except as expressly set forth herein, nothing contained in this Amendment will be deemed or construed to amend, supplement or modify the Advisory Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

Phillips Edison Grocery Center REIT II, Inc. By: /s/ R. Mark Addy Name: R. Mark Addy Title: President

Phillips Edison Grocery Center Operating Partnership II L.P.

By: PE Grocery Center OP GP II LLC, its general partner

By: Phillips Edison Grocery Center REIT II, Inc.,
   its sole member

   By: /s/ R. Mark Addy
   Name: R. Mark Addy
   Title: President

Phillips Edison NTR II LLC By: /s/ R. Mark Addy Name: R. Mark Addy Title: President